As filed with the Securities and Exchange Commission on June 9, 2010
Registration No. 333-39509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OSI Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3159796

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 Saw Mill River Road, Ardsley, New York	10502

(Address of Principal Executive Offices)	(Zip Code)
OSI PHARMACEUTICALS, INC.
1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
(Full title of the plan)
Barbara A. Wood
Senior Vice President, General Counsel and Secretary
OSI Pharmaceuticals, Inc.
420 Saw Mill River Road
Ardsley, New York 10502
(Name and address of agent for service)
(914) 231-8000

(Telephone number, including area code, of agent for service)
Copy to:
Katayun I. Jaffari, Esquire
Saul Ewing LLP
Centre Square West
1500 Market Street, 38th Floor
Philadelphia, PA 19102-2186
(215) 972-7161
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
This Post Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 333-39509) (the “Registration Statement”) of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
On November 4, 1997, the Company filed with the Securities and Exchange Commission the Registration Statement, as amended on March 3, 2000, for the sale of 2,000,000 shares of the common stock (the “Common Stock”), par value $0.01 per share, of the Company under the OSI Pharmaceuticals, Inc. 1997 Incentive and Non-Qualified Stock Option Plan.
On June 8, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among the Company, Astellas Pharma Inc., Astellas US Holding, Inc. and Ruby Acquisition, Inc., Ruby Acquisition, Inc. merged with and into the Company (the “Merger,” and the date and time at which it became effective, the “Effective Time”), and the Company, as the surviving corporation in the Merger, became a wholly-owned subsidiary of Astellas US Holding, Inc. In connection with and as a result of the Merger, the Company has terminated all offerings of its securities pursuant to any existing registration statements. In accordance with an undertaking made by the Company in the Registration Statement, as amended, to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement, as amended, that remain unsold at the termination of the offering, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statement, as amended, as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Post Effective Amendment No. 2 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ardsley, State of New York, on the 9th day of June, 2010.

OSI PHARMACEUTICALS, INC.
By:	/s/ Barbara A. Wood
Name:	Barbara A. Wood
Title:	Senior Vice President, General Counsel and Secretary

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